Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports Second Quarter Fiscal 2009 Results;
Lowers Guidance and Comments on Outlook

RACINE, WI, October 30, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008, as follows:

($ in millions except per share data)	2009	2008(a)	Change
Net Sales	$433.3	$428.7	$4.6
Gross Profit	$54.9	$61.9	$(7.0)
% of Sales	12.7%	14.4%
Pre-Tax (Loss) Earnings from Continuing Operations(b)	$(16.7)	$5.6	$(22.3)
Effective Income Tax Rate	15.7%	(81.8%)
(Loss) Earnings from Continuing Operations	$(14.1)	$10.2	$(24.3)
Diluted (Loss) Earnings Per Share from Continuing Operations	$(0.44)	$0.32	$(0.76)
Net (loss) earnings	$(13.2)	$10.4	$(23.6)
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(b)	$5.5	$27.8	$(22.3)
Net Debt (c)	$193.1	$193.0	$0.1

(a)	Second quarter fiscal 2008 amounts have been restated to reflect the removal of a one-month lag in the reporting of results for the company’s international operations
(b)	Refer to table on page 3 for a discussion of significant changes in these measures year over year
(c)	As of September 30, 2008, and March 31, 2008, respectively

Commenting on the recent results, Modine President and Chief Executive Officer Thomas A. Burke said, “Although we anticipated fiscal 2009 to be a challenging year as we continue to implement our four-point recovery plan, our second quarter performance was clearly a disappointment.  During this period of heavy restructuring, our business, like a number of others in our sector, has been buffeted by the impact of economic, financial and credit market turmoil, sluggish North American commercial vehicle production volumes and, more recently, a marked decline in European automotive production volumes.  These economic and end-market conditions, combined with continued operating inefficiencies in our Original Equipment – North America segment and a shift in sales mix toward lower margin products in our Original Equipment – Europe segment, contributed to a 170 basis point decline in the company’s gross margin in comparison to the prior year.  We are continuing to execute on our four-point recovery plan and are taking a number of proactive steps to address our business performance and underlying cost structure.  We remain encouraged by new program opportunities in our core thermal management business.  Meanwhile, as a prudent measure, until economic and end-market conditions improve, the company is reducing its fiscal 2009 guidance and closely evaluating its debt covenant compliance.”

Second Quarter Overview
•
Excluding the impact of foreign currency exchange rate changes, sales growth in South America (+14 percent) and Commercial Products (+11 percent) was offset by declining sales in the Original Equipment – Asia segment (-15 percent) and the Original Equipment – Europe segment (-8 percent);

Second Quarter Fiscal 2009 Results – Page 2

•
Disappointing results continued in the Original Equipment – North America segment due to ongoing plant closures and program launch-related operating inefficiencies and the slower-than-anticipated recovery in the North American truck market;

•	Gross margin in the Original Equipment – Europe segment was adversely impacted by lower volumes as well as a shift in sales mix toward lower margin products;
•	The Original Equipment – Asia segment results reflected a significant volume decline due to strike-related activities at a key customer;
•	Restructuring and repositioning charges totaled $5.2 million, including the impact of the recently announced reduction in managerial workforce in the company’s Racine, Wisconsin, headquarters;
•	Impairment charges totaling $3.0 million were recorded related to programs which were discontinued or unable to support their asset bases;
•
Foreign exchange losses of $3.2 million were recorded on inter-company loans based on the substantial strengthening of the U.S. dollar to the Brazilian real and South Korean won during the quarter; and

•	Tax valuation allowance charges of $4.6 million were recorded against net deferred tax assets in the U.S. and South Korea.

Accelerating Actions to Address Business Performance
“To address our business performance, we are proceeding with a number of decisive measures to position the company to attain a more competitive cost base and more effectively capitalize on growth opportunities in our respective niche thermal management markets,” said Bradley C. Richardson, Executive Vice President – Corporate Strategy and Chief Financial Officer.  “These include the following previously-announced actions:
•
The closure of three manufacturing facilities in North America and another in Europe, which are proceeding on track and expected to result in annualized savings/benefits in an adjusted range of $16 million to $20 million when fully implemented by the end of fiscal 2010;

•
The intended divestiture of our South Korean-based vehicular HVAC business, which has been unable to attain the revenue diversification, profitability or return on average capital employed targets we envisioned when we acquired the business in 2004;

•
Realignment of our North American region organization structure resulting in early retirements and a reduction in our Racine workforce, which impacted approximately 15 percent of our managerial headcount and is anticipated to result in an estimated $3 million in annualized savings;

•	The elimination of post-retirement medical benefits for Medicare eligible participants resulting in an estimated $3 million in annualized savings;
•
The licensing of specific Modine-developed fuel cell technology to Bloom Energy for a one-time payment of $12 million, enabling Modine to focus more broadly on fuel cell technology development to meet growing demand for alternative energy solutions;

•	The ramp-up of production at our newly opened manufacturing plants in China, Hungary and Mexico and the start of production in our new India facility in January 2009; and
•
Investment in a new state-of-the-art facility in Austria, which is expected to open in mid-calendar year 2009 and replace a facility where demand has outgrown capacity, to support continued growth in refrigerant components and systems.”

“The combination of this period of heavy restructuring and the associated risks, along with the overall decline in the credit markets and ensuing economic uncertainty, make it even more difficult to predict future conditions within our served markets,” Richardson continued. “Amid what is tantamount to a near perfect storm of negative influences on our business, we believe our four-point plan remains central to positioning Modine to return to profitability and achieve our long-term return on average capital employed objective.  Our four-point plan focuses on the following elements:
•	Manufacturing realignment;
•	Portfolio rationalization;
•	Selling, general & administrative (SG&A) expense reduction; and
•	Capital allocation discipline.
As we execute on our recovery plan, we continue to focus on higher margin programs with increased emphasis on emissions and fuel efficiency, as well as our own strategic emphasis on thermal management, technological differentiation, and diversification of products, markets, customers and geographies.  As evidenced by our recently announced actions, we are moving decisively with a sense of urgency to address underlying performance issues in the business and position the company to attain its long term performance targets.”

Second Quarter Fiscal 2009 Results – Page 3

The following table reconciles the significant differences in earnings (loss) from continuing operations before income taxes and EBITDA between the second quarter of fiscal 2008 and the second quarter of fiscal 2009:

($ in millions)	Pre-Tax Earnings (Loss) from Continuing Operations	EBITDA
Second Quarter Fiscal 2008 Results	$5.6	$27.8

Net underlying decrease(d)	(2.2)	(2.2)
Incremental repositioning charges	(4.6)	(4.6)
Impairment charges	(3.0)	(3.0)
Foreign exchange losses on inter-company loans	(2.9)	(2.9)
Absence of gain on pension freeze & airplane sale in fiscal 2008	(9.6)	(9.6)

Second Quarter Fiscal 2009 Results	$(16.7)	$5.5

(d)	Net underlying decrease consisted of the impact of volume changes, product mix, operating inefficiencies, and other net negative factors

Sales: Second quarter sales from continuing operations increased 1 percent to $433.3 million from $428.7 million reported in the second quarter of fiscal 2008.  Excluding the impact of foreign currency exchange rate changes, underlying sales decreased by $8.5 million, or 2 percent, with the largest sales decreases in the Original Equipment – Europe and Asia segments.

Gross Profit:  Second quarter gross profit was $54.9 million, or 12.7 percent of sales, compared to gross profit of $61.9 million, or 14.4 percent of sales, in the same period last year.  The second quarter gross margin reflects the impact of lower fixed cost absorption with the declining sales volumes in the Original Equipment – Europe and Asia segments, the impact of changing product mix toward lower margin programs in the Original Equipment – Europe segment and operating inefficiencies in the Original Equipment – North America segment.  The company is addressing its operating inefficiencies through restructuring its North American manufacturing footprint to move toward scaled facilities with a greater focus on operational excellence to support its global customers.  Further, the company continues its focus on achieving price realization with certain customers for select product lines.

SG&A Expenses:  The following table reconciles the significant differences in SG&A expenses between the second quarter of fiscal 2008 and the second quarter of fiscal 2009:

($ in millions)
Second Quarter Fiscal 2008 SG&A Expenses	$54.8

Net underlying decrease(e)	(2.2)
Impact of foreign exchange rate changes	1.0
Absence of gain on pension freeze & airplane sale in fiscal 2008	8.0

Second Quarter Fiscal 2009 SG&A Expenses	$61.6

(e)	The net underlying decrease of $2.2 million is primarily related to improvements made through the implementation of the company’s four-point recovery plan.

(Loss) Earnings from Continuing Operations before Income Taxes:  The second quarter of fiscal 2009 resulted in a loss from continuing operations before income taxes of $16.7 million, compared to earnings from continuing operations before income taxes of $5.6 million in the same period last year.  The reduction in gross profit, the absence of the pension freeze and airplane sale, the incremental restructuring and repositioning charges of $4.6 million and the impairment charges of $3.0 million were the primary factors contributing to this year-over-year decline.

Second Quarter Fiscal 2009 Results – Page 4

(Loss) Earnings from Continuing Operations:  The second quarter of fiscal 2009 resulted in a loss from continuing operations of $14.1 million, or ($0.44) per fully diluted share, compared to earnings from continuing operations of $10.2 million, or $0.32 per fully diluted share, in the same period last year.  Consistent with the third and fourth quarters of fiscal 2008 and first quarter of fiscal 2009, the company continues to be unable to realize deferred tax assets in the U.S. and South Korea, which resulted in a valuation allowance charge of $4.6 million established against these deferred tax assets during the second quarter of fiscal 2009.

Cash and Liquidity
Operating cash flows were $40.3 million for the six months ended September 30, 2008, compared with $22.7 million for the six months ended September 30, 2007, primarily related to the company’s efforts to reduce its working capital.  The company’s net debt has remained consistent at $193.1 million at September 30, 2008 compared to $193.0 million at March 31, 2008.  The debt to capital (debt plus shareholders’ equity) ratio at September 30, 2008 of 37.3 percent increased from 32.4 percent at March 31, 2008 based on an increasing debt balance over this period, which has been offset by a corresponding increase in cash over this same time frame.  The company continues to focus on maintaining its net debt at or below the March 31, 2008 balance.

The company’s unsecured debt agreements require it to satisfy quarter-end financial ratios of consolidated total debt to consolidated adjusted EBITDA (leverage ratio), and consolidated EBIT to consolidated interest expense (interest coverage ratio), as such terms are used in the debt agreements.  The leverage ratio at the end of the second quarter of fiscal 2009 is 2.3 to 1.0, which remains in compliance with the required ratio of not greater than 3.0 to 1.0. The interest coverage ratio at the end of the second quarter of fiscal 2009 is 2.4 to 1.0, which remains in compliance with the required ratio of not less than 1.75 to 1.0.  The interest coverage ratio becomes more restrictive in the fourth quarter of fiscal 2009, requiring a ratio of not less than 2.25 to 1.0, and again more restrictive in the second quarter of fiscal 2010, requiring a ratio of not less than 2.50 to 1.0.

The company closely evaluates its expected ability to remain in compliance with the interest coverage ratio based on the more restrictive nature of this covenant, as well as the sensitivity of this covenant to changes in financial results.  The recent trends impacting the company’s performance, including the slower-than-anticipated recovery in the North American truck market, the operating inefficiencies in the Original Equipment – North America segment, and the overall decline in the credit markets and ensuing economic uncertainty which has contributed to declining revenues, especially within the Original Equipment – Europe segment, have put additional pressure on the company’s ability to remain in compliance with the interest coverage ratio.  These downward trends are expected to continue to adversely affect the company’s financial results in the third and fourth quarters of fiscal 2009.  Depending on severity, duration and timing of the impact of these trends, the company may need to work with its lenders to seek to obtain a waiver of or amend the interest coverage ratio covenant in the near future.  In contemplation of this possibility, the company is developing a contingency plan that it would implement in the event that it is not able to obtain a waiver or amendment of the interest coverage ratio covenant with its lenders.   The company believes that it will be able to maintain compliance with the interest coverage ratio covenant by either working with its lenders or through implementation of the contingency plan.

Guidance Summary
Based on current operating conditions and continued economic uncertainty with respect to the credit market impact on the company’s end markets, as well as recent strengthening of the U.S. dollar in comparison to foreign exchange rates, and other factors, including the expectations discussed below, the company is reducing its fiscal 2009 guidance as follows:

	Fiscal 2008(f)	Fiscal 2009 Guidance (including repositioning charges)(g)
	(Restated Results)	Low	High
Net sales	$1.86 billion	$1.7 billion	$1.8 billion
Gross margin	14.3%	13%	14%
Pre-tax loss	($26) million	($25) million	($5) million
EBITDA	$68 million	$75 million	$95 million
Capital spending
(net of divestitures)	$79 million	$70 million	$80 million

(f)	Fiscal 2008 amounts have been restated to reflect the removal of a one-month lag in the reporting of results for the company’s international operations
(g)	Excludes the effects of implementing the possible contingency plan discussed above

Second Quarter Fiscal 2009 Results – Page 5

As the company looks to the remainder of fiscal 2009, it has the following expectations:
•	Continued softness in the North American heavy-duty truck market with Class 8 build rates now projected at 200,000 units for both fiscal 2009 and calendar 2008;
•	Significant softening in the European and North American commercial vehicle and automotive markets due to the impact of economic uncertainty caused by the credit market turmoil;
•	Seasonal patterns in the business with lower volumes around winter holidays due to normal customer-driven plant shutdowns, affecting the company’s third quarter earnings;
•
Restructuring activities are expected to have an estimated $17 million negative impact on the fiscal 2009 pre-tax loss, comprised of an estimated $10 million negative impact on gross margins, including $7 million in repositioning costs and $3 million in plant inefficiencies and incremental scrap related to the plant closures in North America and Europe, an estimated $3 million of restructuring expense related to severance charges, and an estimated $4 million negative impact on SG&A expenses;

•	The U.S. dollar will remain strong in comparison to other foreign currencies, most notably the euro, South Korean won and Brazilian real;
•	A significantly higher effective tax rate, based on the expectation that the company will be unable to realize deferred tax assets in the U.S. and South Korea; and
•	The majority of the $12 million licensing payment from Bloom Energy will be recognized as income in the third and fourth quarters of fiscal 2009.

The above guidance assumes the South Korean business will continue to be reported as a continuing operation.  Depending on the success of the intended plan to divest of this business, the South Korean business may become classified as held for sale and as a discontinued operation at some point during fiscal 2009.  If this were to occur, the financial results of the South Korean business would be excluded from continuing operations.  This would impact the above guidance by reducing sales by approximately $200 million, increasing gross margin by approximately 60 basis points, and reducing EBITDA by approximately $5 million to $7 million.  Pre-tax guidance would not be impacted as this business is projected to be break-even.  Given the continued underperformance of the South Korean business and the unprecedented market conditions being experienced in the company’s industry segments and others, Modine’s ability to recover its investment in the South Korean business on a “held for sale” basis may be challenging and could result in a material impairment charge or loss on sale in a future period.  The above guidance excludes any potential charge which may need to be recognized related to this intended divestiture.

Change in Accounting for International Operations
The company’s second quarter results reflect a change in the company’s accounting principles, in accordance with Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections – A Replacement of Accounting Principles Board Opinion No. 20 and SFAS No. 3,” with respect to the accounting for the company’s international operations.  Beginning April 1, 2008, the company changed the fiscal year end for its international operations from February 28 to March 31.  The one-month reporting lag was eliminated because it was no longer required to achieve a timely consolidation due to improvements in the company’s information technology systems and processes.  Fiscal 2008 results have been restated to reflect this adjustment, which had the effect of increasing reported second quarter fiscal 2008 net earnings by $0.3 million, or $0.01 per fully diluted share.  In addition, the company is providing, in the accompanying financial table, restated financial highlights for the third and fourth quarters of fiscal 2008 as an aid to investors’ comparative analysis of the company’s financial performance.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, October 30, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2009 second quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 800-798-2884; passcode: 54279805.  The international call-in number is 617-614-6207; passcode: 54279805.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com, after October 30, 2008.   A call-in replay will be available through November 6, 2008, at 888-286-8010; passcode: 75653515 or, for international callers, at 617-801-6888; passcode:  75653515.  A transcript of the call will be posted to the company’s website after November 3, 2008.

Second Quarter Fiscal 2009 Results – Page 6

About Modine
Modine, with fiscal 2008 restated revenues of $1.9 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,900 people at 33 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Modine’s current expectations. The company’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, the company’s ability to either successfully obtain a waiver of or amend its debt agreements or implement the contingency plan to remain in compliance with the interest coverage ratio financial covenant; the impact which the current economic uncertainty and credit market turmoil could have on the company, its customers and suppliers; the company’s ability to limit capital spending and/or consummate planned divestitures; the company’s ability to maintain adequate liquidity to carry out restructuring programs while investing for future growth; the company’s ability to fully recover the book value of its South Korean business if divested; the company’s ability to successfully implement its restructuring plans and drive cost reductions as a result; the company’s ability to continue to service its customers during the implementation of any restructuring plan; the avoidance of inefficiencies in the transition of products from plants to be closed to plants continuing in operation; factors impacting the Original Equipment -  North America segment’s operating results; the ability of the company, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; fluctuations in currency values, in particular, changes in the relative values of the U.S. dollar, won, euro and real; the ability of the company to obtain profitable business at its new facilities in China, Hungary, Mexico, India and Austria and to produce quality products at these facilities from business obtained; international economic changes and challenges; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Forward-Looking Statements” section in Item 7 of the company’s most recent Annual Report on Form 10-K as the same may be updated from time to time.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.  Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

 *Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, Return on Average Capital Employed (ROACE) and Net Debt (which are defined below), provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Second Quarter Fiscal 2009 Results – Page 7

Definition – Return on average capital employed (ROACE)
Pre-tax (loss) earnings adding back impairment of goodwill and long-lived assets and interest expense, the sum of which is tax effected at normalized 30 percent tax rate; divided by the average total debt plus shareholders’ equity; this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of a 30 percent tax rate.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net (loss) earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization; this is a financial measure of the profit generated excluding the above mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand; this is an indicator of the company’s debt position after considering on hand cash balances.

-- Financial tables follow --

Second Quarter Fiscal 2009 Results – Page 8

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)

(In thousands, except per-share amounts)

	Three months ended September 30,		Six months ended September 30,
	2008	2007 *	2008	2007*
Net sales	$433,263	$428,657	$932,982	$872,893
Cost of sales	378,324	366,718	799,743	740,754
Gross profit	54,939	61,939	133,239	132,139
Selling, general and administrative expenses	61,601	54,763	124,423	110,969
Restructuring expense (income)	2,871	(79)	2,819	(319)
Impairment of long-lived assets	3,031	-	3,165	-
(Loss) income from operations	(12,564)	7,255	2,832	21,489
Interest expense	3,110	2,930	6,236	5,705
Other expense (income) - net	1,010	(1,300)	(1,162)	(4,549)
(Loss) earnings from continuing operations before income taxes	(16,684)	5,625	(2,242)	20,333
(Benefit from) provision for income taxes	(2,620)	(4,601)	5,059	(640)
(Loss) earnings from continuing operations	(14,064)	10,226	(7,301)	20,973
Earnings from discontinued operations (net of income taxes)	817	132	992	386
Gain on sale of discontinued operations (net of income taxes)	21	-	870	-
Net (loss) earnings	$(13,226)	$10,358	$(5,439)	$21,359

(Loss) earnings per share of common stock - basic:
Continuing operations	$(0.44)	$0.32	$(0.23)	$0.66
Earnings from discontinued operations	0.03	-	0.03	0.01
Gain on sale of discontinued operations	-	-	0.03	-
Net (loss) earnings - basic	$(0.41)	$0.32	$(0.17)	$0.67

(Loss) earnings per share of common stock - diluted:
Continuing operations	$(0.44)	$0.32	$(0.23)	$0.65
Earnings from discontinued operations	0.03	-	0.03	0.01
Gain on sale of discontinued operations	-	-	0.03	-
Net (loss) earnings - diluted	$(0.41)	$0.32	$(0.17)	$0.66

Weighted average shares outstanding:
Basic	32,065	32,099	32,052	32,105
Diluted	32,065	32,294	32,052	32,231

Dividends paid per share	$0.100	$0.175	$0.200	$0.350

Comprehensive (loss) earnings, which represents net earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in SFAS No. 158 benefit plan adjustment recorded in shareholders' equity, for the three month period ended September 30, 2008 and 2007, were $(59,864) and $46,308, respectively, and for the six month period ended September 30, 2008 and 2007, were $(48,755) and $63,914, respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	September 30, 2008	March 31, 2008 *
Assets
Cash and cash equivalents	$62,690	$38,595
Short term investments	2,140	2,909
Trade receivables - net	238,267	294,935
Inventories	130,039	125,499
Assets held for sale	-	6,871
Other current assets	61,362	64,482
Total current assets	494,498	533,291
Property, plant and equipment - net	499,600	540,536
Assets held for sale	-	5,522
Other noncurrent assets	81,308	88,934
Total assets	$1,075,406	$1,168,283
Liabilities and shareholders' equity
Debt due within one year	$1,123	$4,600
Accounts payable	172,138	193,228
Liabilities of business held for sale	-	3,093
Other current liabilities	126,790	137,993
Total current liabilities	300,051	338,914
Long-term debt	254,620	227,013
Deferred income taxes	21,616	23,634
Liabilities of business held for sale	-	166
Other noncurrent liabilities	68,775	95,438
Total liabilities	645,062	685,165
Shareholders' equity	430,344	483,118
Total liabilities & shareholders' equity	$1,075,406	$1,168,283

* The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

Second Quarter Fiscal 2009 Results – Page 9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In thousands)
Six months ended September 30,	2008	2007 *

Cash flows from operating activities:
Net (loss) earnings	$(5,439)	$21,359
Adjustments to reconcile net (loss) earnings with net cash provided by operating activities:
Depreciation and amortization	38,705	38,663
Other - net	(2,220)	(18,522)
Net changes in operating assets and liabilities	9,210	(18,817)
Net cash provided by operating activities	40,256	22,683

Cash flows from investing activities:
Expenditures for plant, property and equipment	(46,207)	(36,394)
Proceeds from dispositions of assets	10,638	8,435
Settlement of derivative contracts	599	194
Other - net	3,145	241
Net cash used for investing activities	(31,825)	(27,524)

Cash flows from financing activities:
Net increase in debt	25,288	24,288
Cash proceeds from exercise of stock options	18	664
Repurchase of common stock, treasury and retirement	(514)	(5,962)
Cash dividends paid	(6,451)	(11,337)
Other - net	2,959	7,172
Net cash provided by financing activities	21,300	14,825

Effect of exchange rate changes on cash	(5,636)	2,143

Net increase in cash and cash equivalents	24,095	12,127

Cash and cash equivalents at beginning of the period	38,595	26,207

Cash and cash equivalents at end of the period	$62,690	$38,334

Condensed segment operating results (unaudited)

(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2008	2007*	2008	2007*
Sales:
Original Equipment - Asia	$45,146	$60,365	$110,785	$130,258
Original Equipment - Europe	169,858	169,373	386,986	346,174
Original Equipment - North America	125,931	119,744	259,126	247,894
South America	44,772	34,318	86,118	63,712
Commercial Products	53,186	48,894	102,070	94,427
Fuel Cell	1,669	868	2,813	1,307
Segment sales	440,562	433,562	947,898	883,772
Corporate and administrative	885	839	1,734	2,140
Eliminations	(8,184)	(5,744)	(16,650)	(13,019)
Total net sales	$433,263	$428,657	$932,982	$872,893

Operating income (loss):
Original Equipment - Asia	$(4,064)	$(1,162)	$(4,818)	$(783)
Original Equipment - Europe	9,630	18,166	36,486	39,793
Original Equipment - North America	(8,738)	(4,197)	(12,935)	(3,154)
South America	6,418	3,711	10,608	6,305
Commercial Products	4,835	3,654	8,708	5,819
Fuel Cell	(357)	(201)	(1,294)	(852)
Segment income from operations	7,724	19,971	36,755	47,128
Corporate and administrative	(20,262)	(12,731)	(33,932)	(25,694)
Eliminations	(26)	15	9	55
(Loss) income from operations	$(12,564)	$7,255	$2,832	$21,489

* The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

Second Quarter Fiscal 2009 Results – Page 10

Modine Manufacturing Company
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)
(In thousands)
	Three months ended September 30,		Six months ended September 30,
	2008	2007*	2008	2007*
Net (loss) earnings	$(13,226)	$10,358	$(5,439)	$21,359
(Benefit from) provision for income taxes	(2,620)	(4,601)	5,059	(640)
Interest expense	3,110	2,930	6,236	5,705
Earnings from discontinued operations (a)	(817)	(132)	(992)	(386)
Gain on sale of discontinued operations (a)	(21)	-	(870)	-
Depreciation and amortization (b)	19,118	19,278	38,705	38,465
EBITDA from continuing operations	$5,544	$27,833	$42,699	$64,503

(a)	The calculation of EBITDA excludes the results of discontinued operations for the periods presented.
(b)	Depreciation and amortization of $198 for the six months ended September 30, 2007 related to discontinued operations and was excluded from the depreciation and amortization presented.

* The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

Second Quarter Fiscal 2009 Results – Page 11

Modine Manufacturing Company
Results of operations after change in accounting principle (unaudited) **

(In thousands, except per-share amounts)
	Three months ended				Twelve months ended
	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	March 31, 2008

Net sales
As previously reported	$444,073	$431,494	$495,301	$478,505	$1,849,373
Impact of change in accounting principle	163	(2,837)	(14,722)	30,194	12,798
After change in accounting principle	$444,236	$428,657	$480,579	$508,699	$1,862,171

Gross profit
As previously reported	$70,970	$62,716	$77,011	$58,898	$269,595
Impact of change in accounting principle	(770)	(777)	(7,373)	5,897	(3,023)
After change in accounting principle	$70,200	$61,939	$69,638	$64,795	$266,572

Earnings (loss) from continuing operations before income taxes
As previously reported	$17,588	$4,427	$(15,675)	$(27,465)	$(21,125)
Impact of change in accounting principle	(2,880)	1,198	(8,201)	5,369	(4,514)
After change in accounting principle	$14,708	$5,625	$(23,876)	$(22,096)	$(25,639)

Earnings (loss) from continuing operations
As previously reported	$12,396	$9,930	$(47,499)	$(40,338)	$(65,511)
Impact of change in accounting principle	(1,649)	296	(7,460)	5,776	(3,037)
After change in accounting principle	$10,747	$10,226	$(54,959)	$(34,562)	$(68,548)

Net earnings (loss)
As previously reported	$12,650	$10,062	$(47,350)	$(40,958)	$(65,596)
Impact of change in accounting principle	(1,649)	296	(7,460)	5,776	(3,037)
After change in accounting principle	$11,001	$10,358	$(54,810)	$(35,182)	$(68,633)

Earnings (loss) per share from continuing operations - diluted
As previously reported	$0.39	$0.31	$(1.49)	$(1.26)	$(2.05)
Impact of change in accounting principle	(0.05)	0.01	(0.23)	0.18	(0.09)
After change in accounting principle	$0.34	$0.32	$(1.72)	$(1.08)	$(2.14)

** The fiscal 2008 information was revised to reflect the removal of the one-month reporting lag for foreign operations.